UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2005

America First Apartment Investors, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-49986	470858301
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Suite 100, 1004 Farnam Street, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(402) 444-1630

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 1, 2005, the Registrant, by and through Reserve at Wescott Limited Partnership, a South Carolina limited partnership wholly-owned and controlled by the Registrant (the "Partnership"), closed on the purchase of a 192-unit apartment complex in Summerville, South Carolina known as The Reserve at Wescott Plantation Apartments (the "Property") from Wescott Reserve, LLC, a South Carolina limited liability company (the "Seller"), pursuant to a Sale and Purchase Agreement entered into by the Registrant and Seller on June 3, 2005. The purchase price for the Property was $16.8 million, of which $12.3 million represents the assumption of the existing first mortgage loan on the Property.

Concurrent with the closing of the Property, the Registrant, by and through The Reserve at Wescott Phase II Limited Partnership, a South Carolina limited partnership wholly-owned and controlled by the Registrant, closed on the purchase of approximately 9.2 acres of land adjacent to the Property from Vinings Wescott, LLC, a South Carolina limited liability company affiliated with the Seller ("Vinings"), pursuant to a Sale and Purchase agreement entered into by the Registrant and Vinings on June 3, 2005 for $576,000, all of which was paid in cash at closing.

There are no material relationships between the Registrant or its affiliates and the Seller or Vinings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America First Apartment Investors, Inc.

September 8, 2005	By:	/s/ John H. Cassidy

Name: John H. Cassidy
Title: President and Chief Executive Officer